Exhibit 99.1

For Immediate Release	Contact:	Media: Melissa Andrews
August 18, 2015		864.286.4425

melissa.andrews@scansource.com

		Investors: Mary Gentry
		864.286.4892
		mary.gentry@scansource.com

SCANSOURCE ANNOUNCES EXECUTION OF LETTER OF INTENT

TO ACQUIRE KBZ, A LEADING CISCO VIDEO CONFERENCING DISTRIBUTOR

GREENVILLE, SC – ScanSource, Inc. (NASDAQ: SCSC), the leading international value-added distributor of specialty technology products, today announced the execution of a letter of intent to purchase the assets of KBZ, an award-winning Cisco Authorized Distributor specializing in video conferencing, cloud, and services.

Founded in 1987 and based in Doylestown, Pennsylvania, KBZ operates in the United States and has approximately 75 employees. The company’s sales for the trailing twelve months ended June 30, 2015 are estimated to total over $225 million. The acquisition is expected to be accretive to earnings per share and ROIC in the first year after closing, excluding one-time acquisition costs.

KBZ, formerly Tandberg’s largest distributor prior to its 2009 acquisition by Cisco, focuses its business exclusively on Cisco and complementary vendors. KBZ provides scale, video conferencing expertise, and services success with its ZCare offering to expand ScanSource’s business with Cisco. KBZ also brings a specialized public sector team to accelerate sales to Federal, state and local governments. Like ScanSource, KBZ has a focus on providing value-added services and support for its reseller partners. Their regional alignment of sales teams provides continued interaction with resellers and Cisco sales teams. KBZ’s sole goal is to help resellers be successful in selling Cisco – they do this by empowering collaboration through a focus on business, technology and expertise. With extensive Cisco certifications, the KBZ team offers the industry’s highest level of technical expertise to resellers. KBZ was named Cisco Americas Collaboration Distributor of the Year in 2014 and Cisco Americas Cloud Distributor of the Year in 2015.

KBZ’s Vice President Kyle Zorzi, along with the KBZ team, will join ScanSource. Mr. Zorzi joined KBZ in 2001 and currently oversees all sales and operations for KBZ, working closely with Cisco channel management teams to develop future business opportunities, strategic partnerships and best practices for partner development, partner and sales teaming, and value-added service offerings. Mr. Zorzi will serve as Senior Vice President of KBZ, a ScanSource Company. The company’s Owner and Founder, Ken Zorzi, will retire from the business.

“We are very committed to the Cisco business at ScanSource and are excited about the opportunities for growth for our partners through the planned acquisition of KBZ. Ken and Kyle Zorzi have grown KBZ to be a leading Cisco distributor, and Kyle will be instrumental to the continued success of the business,” said Mike Baur, CEO, ScanSource, Inc. “KBZ brings extensive experience in all of Cisco’s premise and cloud solutions, including video conferencing and services. We look forward to having Kyle and all of the KBZ employees as a part of the ScanSource team.”

“I’m very excited and proud to be a part of and contribute to the evolution of KBZ over the past 15 years. It has been a very special and unique opportunity for me to be able to work side-by-side with my father and build such an amazing successful company together,” said Kyle Zorzi. “We have a very special team of hard-working, dedicated, passionate people who love the technology and who go above and beyond every day for Cisco and our customers. I look forward to continuing our commitment to Cisco and our customers under ScanSource, as I believe they are the perfect fit for KBZ.”

The acquisition is expected to closed in the quarter ending September 30, 2015.

ScanSource management will discuss the planned acquisition on its earnings conference call, scheduled for Thursday, August 20, 2015 at 5:00 p.m. ET. The call may be accessed via a live Internet webcast in the Investor Relations section of ScanSource, Inc.’s web site, www.scansource.com.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to, the failure for the acquisition of KBZ to be accretive to earnings per share and ROIC in year one, the continued ability for KBZ to demonstrate sales growth, the potential for the acquisition to not close by the end of the quarter ending September 30, 2015, or at all, due to a variety of factors, including due diligence review and regulatory approvals. For more information concerning other factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2014 and its subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, focusing on point-of-sale (POS) and barcode, communications and physical security solutions. ScanSource’s teams provide value-added services and operate from two technology segments, Worldwide Barcode & Security and Worldwide Communications & Services. ScanSource is committed to helping its reseller customers choose, configure, and deliver the industry’s best products across almost every vertical market in North America, Latin America and Europe. Founded in 1992, the Company ranks #775 on the Fortune 1000. For more information, visit www.scansource.com.

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